      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2000

                                                     REGISTRATION NO. 333-
                                                                          -----
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------
                                    FORM S-3
             Registration Statement Under the Securities Act of 1933

                                MASCO CORPORATION
             (Exact name of registrant as specified in its charter)


                   DELAWARE                                            38-1794485
(State or other jurisdiction of incorporation)              (IRS Employer Identification No.)


           21001 VAN BORN ROAD, TAYLOR, MICHIGAN 48180 (313) 274-7400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 JOHN R. LEEKLEY
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                MASCO CORPORATION
                               21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180
                                 (313) 274-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      -------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------------------------------
          TITLE OF                                         PROPOSED MAXIMUM           PROPOSED MAXIMUM
EACH CLASS OF SECURITIES TO BE        AMOUNT TO             OFFERING PRICE                AGGREGATE                AMOUNT OF
         REGISTERED                  BE REGISTERED             PER UNIT                OFFERING PRICE           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $1.00          163,717                 $18.84375                $3,085,042.22                $814.45
per share)
------------------------------------------------------------------------------------------------------------------------------------



         *Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices ($18.84375) of the common stock on the New York Stock Exchange Composite Tape on June 21, 2000 as reported in The Wall Street Journal.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   SUBJECT TO COMPLETION, DATED JUNE 26, 2000



PROSPECTUS


                                 163,717 SHARES

                                MASCO CORPORATION

                                  COMMON STOCK

                       ----------------------------------


                           This prospectus covers 163,717 shares of Masco
                  Corporation common stock that may be offered and sold by a certain stockholder of Masco Corporation. Masco will not receive any proceeds from these sales, but will pay the registration fee and its own expenses for registering the shares to be sold.

                           The selling stockholder may sell his shares at the
                  market price prevailing at the time of sale or at negotiated prices.

                           Masco Corporation common stock is traded on the New
                  York Stock Exchange under the symbol "MAS".

                           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
                  ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is June   , 2000.
                                                      --

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

                                MASCO CORPORATION

         Masco Corporation manufactures and sells home improvement and building products, with emphasis on brand name products holding leadership positions in their markets. Masco's principal product and services groups are kitchen and bath products (primarily faucets and cabinets, but including other products for the kitchen and bath), architectural coatings, and builders' hardware and other specialty products and services. Masco is among the largest manufacturers in North America of brand name consumer products designed for the home improvement and home building industries. Masco's operations consist of two business segments, North America and International. Approximately 81% of Masco's sales are from operations in North America (primarily in the United States). International operations, currently in 13 countries (principally in Europe), comprise the balance.

         Masco's principal executive offices are located at:

                        21001 Van Born Road
                        Taylor, Michigan 48180
                        Telephone:  313-274-7400

                               SELLING STOCKHOLDER

         The selling stockholder is Mark W. Dings. In connection with the selling stockholder's acquisition of shares of Masco common stock offered by this prospectus, the selling stockholder and Masco entered into an agreement which includes various indemnity provisions relating to this registration and offering.

         The shares of Masco common stock offered by the selling stockholder are all of the shares owned by him. The selling stockholder includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge or other non-sale related transfer. In addition, upon Masco being notified by the selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed with the SEC.

                              PLAN OF DISTRIBUTION

         The selling stockholder may sell some or all of his shares of Masco common stock from time to time by the following methods:

    -    through brokers, dealers or other agents;

    -    directly to one or more purchasers, including pledgees;

    - in transactions, including cross or block transactions, on the exchanges on which the common stock is listed for trading;

    - in privately negotiated transactions, including sales pursuant to pledges;

    -    in the over-the-counter market;

    -    by selling exchange-traded call options;

    -    by buying exchange-traded put options; or

    -    in a combination of such transactions.

         If the selling stockholder sells exchange-traded call options against his shares of Masco common stock, this prospectus will be used in connection with the sale of those call options. This prospectus will also be used if the selling stockholder who has sold exchange-traded call options or has purchased exchange-traded put options uses his shares of Masco common stock to settle the call options or to exercise the put options.

         In making sales, brokers, dealers or other agents engaged by the selling stockholder may arrange for other brokers, dealers or agents to participate in the resale. The selling stockholder may also loan or pledge his shares of Masco common stock to a broker, dealer or other agent and such broker, dealer or other agent may sell the shares so loaned, or upon a default the broker, dealer or other agent may make sales of the pledged shares, in each case pursuant to this prospectus.

         Any of the transactions described above may be effected by the selling stockholder at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

         Brokers, dealers or other agents participating in these transactions may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with such transactions. The selling stockholder and any such brokers, dealers and any other participating agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commission, discount or concession received by them may be deemed to be an underwriting discount or commission under the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus.

         Masco will pay the registration fee and its own costs and expenses for registering the shares to be sold by the selling stockholder. The selling stockholder will pay his own costs and expenses, including any commissions and discounts payable to brokers, dealers or other agents for sales of his Masco common stock. The selling stockholder may indemnify any brokers, dealers or other agents that participate in his sale transactions against certain liabilities, including liabilities arising under the Securities Act. Masco has agreed to indemnify the selling stockholder, and the selling stockholder has agreed to indemnify Masco, against certain liabilities, including liabilities arising under the Securities Act.

                                     EXPERTS

         Masco's consolidated financial statements and financial statement schedule and the consolidated financial statements and financial statement schedule of MascoTech, Inc. appearing in Masco's most recent Annual Report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports appearing therein. These financial statements and financial statement schedules are incorporated herein by reference and in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Masco files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Masco files at the SEC's Public Reference Room located at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room. Masco's SEC filings are also available to you at the SEC's Web site at http:/www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows Masco to "incorporate by reference" the information it files with the SEC, which means that Masco can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information that Masco files with the SEC in the future will automatically update and supersede information contained in this prospectus. Masco incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder has sold all of the common stock offered by this prospectus.

    -    Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

    -    Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

    - Proxy Statement dated April 24, 2000, in connection with the Annual Meeting of Stockholders held on May 17, 2000.

    -    Current Report on Form 8-K filed with the SEC June 23, 2000.

    - The description of Masco common stock contained in the amendment on Form 8 dated May 22, 1991 to its registration statement on Form 8-A and the description of Masco preferred stock purchase rights contained in the amendment on Form 8-A 12B/A dated March 18, 1999 to its registration statement on Form 8-A.

         You may obtain free copies of any of these documents by writing to or telephoning us at the following address or by visiting Masco's web site at http://www.masco.com. However, the information on the web site is not a part of this prospectus.

                           Samuel A. Cypert
                           Investor Relations
                           Masco Corporation
                           21001 Van Born Road
                           Taylor, Michigan 48180
                           Telephone:  313-274-7400

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following expenses will be paid by Masco:

     Securities and Exchange Commission
     registration fee . . . . . . . . . . . . . . . . . . . . . . .$814.45


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the General Corporation Law of Delaware empowers Masco to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Masco or is or was serving as such with respect to another corporation or other entity at the request of Masco. Article Fifteenth of Masco's Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of Masco shall be indemnified and held harmless by Masco to the fullest extent authorized by the General Corporation Law of Delaware against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The rights conferred by Article Fifteenth are contractual rights and include the right to be paid by Masco the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

      Article Fourteenth of Masco's Restated Certificate of Incorporation provides that Masco's directors will not be personally liable to Masco or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except for liability (a) for any breach of the director's duty of loyalty to Masco or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which the director derived improper personal benefit.

      Masco's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

ITEM 16.          EXHIBITS

      The following Exhibits are filed as part of this Registration Statement:

Exhibit 3.i Restated Certificate of Incorporation of Masco Corporation and amendments thereto. Incorporated herein by reference to the Exhibits filed with Masco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

Exhibit 3.ii        Bylaws of Masco Corporation, as amended on May 19, 1993.
                    Incorporated herein by reference to the Exhibits filed with Masco's Annual Report on Form 10-K for the year ended December 31, 1998.

Exhibit 4 Rights Agreement dated as of December 6, 1995, between Masco Corporation and The Bank of New York, as Rights Agent (incorporated herein by reference to the Exhibits filed with Masco's Annual Report on Form 10-K for the year ended December 31, 1995), as amended by Amendment No. 1 dated as of September 23, 1998 (incorporated by reference to the Exhibits filed with Masco's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

Exhibit 5           Opinion of John R. Leekley.*

Exhibit 23.a Consent of PricewaterhouseCoopers LLP relating to the consolidated financial statements and financial statement schedule of Masco Corporation.*

Exhibit 23.b Consent of PricewaterhouseCoopers LLP relating to the consolidated financial statements and financial statement schedule of MascoTech, Inc.*

Exhibit 23.c        Consent of John R. Leekley, which is included as part of
                    Exhibit 5.*

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.*

--------------------
* Filed herewith

ITEM 17.     UNDERTAKINGS

      1.     Masco Corporation hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with the SEC by Masco Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. Masco Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Masco Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Masco Corporation pursuant to the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), Masco Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Masco Corporation of expenses incurred or paid by a director, officer or controlling person of Masco Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Masco Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, State of Michigan, on the 26th day of June, 2000.

                                      MASCO CORPORATION


                                      By:  /s/ Richard G. Mosteller
                                           ------------------------------
                                            Richard G. Mosteller
                                            Senior Vice President -
                                           Finance


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Manoogian and Richard G. Mosteller and each of them, in his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                               TITLE                          DATE


PRINCIPAL EXECUTIVE OFFICER:



/s/ Richard A. Manoogian         Chairman and Chief Executive     June 26, 2000
---------------------------          Officer and Director
   Richard A. Manoogian

PRINCIPAL FINANCIAL OFFICER:


/s/  Richard G. Mosteller           Senior Vice President - Finance                     June 26, 2000
------------------------------
    Richard G. Mosteller

PRINCIPAL ACCOUNTING OFFICER:


/s/  Robert B. Rosowski             Vice President - Controller and                     June 26, 2000
------------------------------       Treasurer
    Robert B. Rosowski


/s/  Thomas G. Denomme              Director                                            June 26, 2000
------------------------------
     Thomas G. Denomme


/s/  Joseph L. Hudson, Jr.          Director                                            June 26, 2000
------------------------------
     Joseph L. Hudson, Jr.


/s/  Verne G. Istock                Director                                            June 26, 2000
------------------------------
     Verne G. Istock


/s/  Raymond F. Kennedy             President and Chief Operating Officer               June 26, 2000
------------------------------      and Director
     Raymond F. Kennedy


/s/  Mary Ann Krey                  Director                                            June 26, 2000
------------------------------
     Mary Ann Krey


/s/  Wayne B. Lyon                  Director                                            June 26, 2000
------------------------------
     Wayne B. Lyon


/s/  John A. Morgan                 Director                                            June 26, 2000
------------------------------
     John A. Morgan


/s/  Arman Simone                   Director                                            June 26, 2000
------------------------------
     Arman Simone


/s/  Peter W. Stroh                 Director                                            June 26, 2000
------------------------------
    Peter W. Stroh

                                              EXHIBIT INDEX

         EXHIBIT NO.                           DESCRIPTION
         -----------                           -----------

         Exhibit 3.i Restated Certificate of Incorporation of Masco Corporation and amendments thereto. Incorporated herein by reference to the Exhibits filed with Masco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

         Exhibit 3.ii          Bylaws of Masco Corporation, as amended
                               on May 19, 1993. Incorporated herein by
                               reference to the Exhibits filed with Masco's
                               Annual Report on Form 10-K for the year
                               ended December 31, 1998.

         Exhibit 4 Rights Agreement dated as of December 6, 1995, between Masco Corporation and The Bank of New York, as Rights Agent (incorporated herein by reference to the Exhibits filed with Masco's Annual Report on Form 10-K for the year ended December 31, 1995), as amended by Amendment No.1 dated as of September 23, 1998 (incorporated by reference to the Exhibits filed with Masco's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

         Exhibit 5             Opinion of John R. Leekley.*

         Exhibit 23.a Consent of PricewaterhouseCoopers LLP relating to the consolidated financial statements and financial statement schedule of Masco Corporation.*

         Exhibit 23.b Consent of PricewaterhouseCoopers LLP relating to the consolidated financial statements and financial statement schedule of MascoTech, Inc.*

         Exhibit 23.c Consent of John R. Leekley, which is included as part of Exhibit 5.*

         Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.*

-----------------------
*Filed herewith.